POLICY:	Insider Trading Policy
APPROVED BY:	Board of Directors
APPROVAL DATE:	13 February 2023
SCOPE:	Butterfield Group
POLICY SPONSOR:	General Counsel and Group Chief Legal Officer
NEXT REVIEW DATE:	July 2024

1.BACKGROUND AND PURPOSE
The U.S. federal securities laws, the rules of the Bermuda Stock Exchange (“BSX”) and the Bermuda Criminal Code prohibit any member of the Board of Directors (a “Director”) and any officer or employee (together, “Employees”) of The Bank of N.T. Butterfield & Son Limited (the “Company,” and together with its subsidiaries, the “Company Group”) or the other members of the Company Group from purchasing, selling or otherwise transacting directly or indirectly in Company securities on the basis of material non-public information concerning the Company Group, or from disclosing material non-public information to others who might trade on the basis of that information.

The seriousness of insider trading is reflected in the penalties that it carries. Potential legal penalties include liability for the Company Group and individual Company Group Directors, officers or employees (see “Penalties for Violation” below).

This Insider Trading Policy (this “Policy”) is being adopted in light of these legal requirements, with the goal of helping to:

a.prevent violations of the insider trading laws;

b.avoid certain trading activities with respect to Company securities that may give rise to the appearance of impropriety on the part of the Directors and Employees, or those associated with the Company Group;

c.protect the Company Group and its Directors and Employees from liability; and

d.protect the reputation of the Company Group and its Directors and Employees. As detailed below, this Policy also applies to family members and certain other persons and entities with whom the Company Group and its Directors and Employees have relationships.
In addition, Directors and Employees should be aware that they may also be subject to securities laws and regulations in other jurisdictions. This Policy applies to all covered persons described below, even if the activities prohibited in this Policy are not illegal in the country where any particular person is located. This Policy should not be relied upon as an exhaustive overview of all prohibitions and restrictions under U.S., Bermuda or any other jurisdiction’s laws and regulations.

2.PROHIBITIONS    RELATING    TO    TRANSACTIONS    IN    THE    COMPANY’S SECURITIES
2.a.Covered Persons.

This Section 2 applies to:

i.all Directors;

ii.all Employees;

iii.all family members of such Directors and Employees; “family members” means (a) spouse, registered partner, or life partner or other persons cohabitating with such Director or Employee in a similar fashion, (b) children who fall under the parental authority of such Director or Employee or who are placed under guardianship and for whom such Director or Employee was appointed as a guardian, and (c) other relatives by blood or marriage who resides in the household of such Director or Employee, on the date of the relevant transaction (collectively, “Family Members”);

iv.all corporations, partnerships, trusts or other entities controlled by or for the benefit of any such Director or Employee or any person referred to in the preceding clause (iii), unless such entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities (collectively, “Related Entities”); and

v.any shareholder holding at least 5% of the issued and outstanding voting share capital of the Company.

2.b.Material Non-public Information.

For the purposes of this Policy:

i.“material” information is any information, positive or negative, about the Company Group or the market for the Company’s securities, whether directly or indirectly, and which is likely to be considered important by a reasonable investor in determining whether to buy, sell or hold those securities (including information that could have a significant influence on the price of the Company securities). However, there is no precise definition and, as such, the question of whether information is material is subjective and often judged in hindsight. As a result, individuals covered under this Policy are encouraged to take a broad and cautious view when evaluating whether a particular piece of information, depending on the particular circumstances, may be material. In general, any information that could reasonably be expected to affect the market price of a Company security is likely to be material, including, but not limited to: (a) the Company’s financial condition, results of operations or cash flows; (b) the Company’s projections or forecasts, or information that indicates that the Company’s financial results may exceed or fall short of forecasts or expectations; (c) pending or contemplated mergers, acquisitions, asset purchases or sales or similar transactions; (d) the introduction of significant new products or services, including expansion into new territories; (e) the potential gain or loss of a major supplier or contract; (f) securities offerings or events regarding the Company’s shares; (g) initiation or resolution of significant litigation, actual or threatened governmental investigations or other regulatory processes or requirements; (h) changes in auditors or auditor notification that the Company may no longer rely on the auditor’s report; (i) changes in the Company’s credit ratings; (j) changes in the Company’s senior management; and (k) any information that is deemed to be “Price Sensitive Information” pursuant to the listing rules of the BSX; and

ii.“non-public” information is any information that has not been disclosed generally to the marketplace, or that the market has not yet had time to digest (and information received about the Company Group under circumstances which indicate that such information is not yet in general circulation should in any event be considered non-public). Public dissemination of information may occur in, but is not limited to, the following ways: (a) posted on the Company’s website; (b) included in a press release; (c) holding a conference call that members of the public can listen to by telephone or other electronic transmissions such as an Internet webcast or another broad, non-exclusionary form of public communication; or (d) included or furnished in a form or document that has been publicly filed with the SEC, BSX and/or any other competent authority in accordance with applicable securities laws. As a general rule, information does not cease to be considered non-public information until investors have had a reasonable period of time to absorb and react to the information (often considered to be the start of the second full trading day after the information is broadly disseminated to the public, depending on the circumstances).

Any questions as to whether information is “material” or “non-public” should be directed to the Company’s General Counsel and Group Chief Legal Officer (the “Chief Legal Officer”), the Group Head of Compliance and Operational Risk or such other person designated by the Chief Legal Officer (in either case, the “Securities Trading Compliance Officer”).

2.c.Prohibition on Trading While Aware of Material Non-public Information.

1)Except as provided in Section 4, no person or entity covered by this Section 2 may:

(a)while such person or entity is aware of any material non-public information, purchase, sell or otherwise acquire or dispose of any securities of the Company, or attempt to do any of the foregoing, or induce or recommend to another person or entity that they purchase, sell or otherwise acquire or dispose of any securities of the Company (without limiting the generality of such terms as they are used throughout this Policy in respect to Company securities or otherwise, “purchase, sell or otherwise acquire or dispose of” shall be understood to include any gift, any standing order or any other agreement or arrangement for any purchase, sale, acquisition or disposition of any securities or instruments at a specified price or otherwise);

(b)except in compliance with the Company’s Code of Conduct & Ethics and the Company’s Disclosure Policy, disclose to any other person or entity any material non-public information;

(c)purchase, sell or otherwise acquire or dispose of any securities of another company while such person or entity is aware of any material non-public information concerning such other company which he or she learned in the course of his or her service as a Director or Employee of the Company Group, or recommend to another person or entity that they do so; or

(d)except in compliance with the Company’s Code of Conduct & Ethics and the Company’s Disclosure Policy, disclose to any other person or entity any material non-public information concerning another company which he or she learned in the course of his or her service as a Director or Employee of the Company Group.

2)If a person ceases to be a Director or Employee of the Company Group at a time when he or she is aware of material non-public information, the prohibitions in Section 2.3(a) shall continue to apply to such person until that information has become public or is no longer material.

2.a.Prohibition on Market Manipulation.

No person or entity covered by this Section 2 may knowingly disseminate information that is likely to give (or gives) false or misleading signals as to the market for or price of Company securities. Further, no person or entity covered by this Section 2 may conduct, procure, arrange or effect a transaction in or for Company securities that:

i.is likely to give (or gives) false or misleading signals as to the market for or price of Company securities;

ii.is likely to keep the price of Company securities at an artificial level; or

iii.uses deception.

2.b.Prohibition on Short Sales and Derivative Transactions.

No person or entity covered by this Section 2 may, without the prior written approval of the Securities Trading Compliance Officer, engage in any of the following types of transactions:

i.short sales of Company securities; or

ii.except pursuant to Section 4, purchases, sales, acquisitions or dispositions of puts, calls, warrants, options, convertible securities or other derivative securities or instruments that are based upon or that derive their value from the price of Company securities.

2.c.Prohibition on Hedging and Pledging Transactions.

No person or entity covered by this Section 2 may engage in any of the following types of transactions:

i.any type of hedging or monetization transaction designed to limit the financial risk of ownership of Company securities, such as prepaid variable forwards, equity swaps, collars and exchange funds; or

ii.holding Company securities in a margin account or pledging Company securities as collateral for a loan.

2.7    Short-Swing Profit Transactions.

A Director or an Executive Officer who makes a profit from any purchases and sales of Company securities within a six-month period shall disgorge to the Company such profit.

3.ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.aCovered Persons.

This Section 3 applies to:

i.all Directors of the Company;

ii.all Directors of the Company’s banking subsidiary Boards;

iii.any executive officer (as such term is used in the Company’s filings with the SEC) of the Company (collectively, “Executive Officers”);

iv.any officer or employee of the Company who, in that position, has the authority to make decisions that have consequences for the Company’s future developments and business prospects and who could have material non-public information on a regular basis, including in any event all senior management of the Company;

v.such other Employees as are designated from time to time by the Securities Trading Compliance Officer as being subject to this Section 3 (the “Designated Employees”);

vi.any person party to a confidentiality agreement, non-disclosure agreement or similar arrangement with the Company pursuant to the Company’s Code of Conduct & Ethics; and

vii.all Family Members and Related Entities of each of the foregoing.

3.b.Blackout Periods.

i)Except as provided in Section 4, trading by persons covered by this Section 3 is only permitted during a quarterly trading window (a “Trading Window”), which shall open on the second business day after the public announcement of the Company’s annual or quarterly earnings, as the case may be, and shall close at the close of trading on the day which is 15 calendar days prior to the end of a quarter. The Trading Window may be shortened or suspended by the Chairman of the Board based on the advice of the Chief Legal Officer.

ii)The Chief Legal Officer, in consultation with the Chief Financial Officer, may from time to time determine and notify Directors, Executive Officers, persons covered by Section 3.1(iv) and/or Designated Employees that: 1/ a blackout period (a “Blackout Period”) is in effect in view of significant events or developments involving the Company Group and 2/ a Blackout Period has expired. In such event, except as provided in Section 4, no person so notified, including such person’s

Family Members and Related Entities, may purchase, sell or otherwise acquire or dispose of any Company securities during such Blackout Period or inform any third party that a Blackout Period is in effect.

3.c.Transaction Approval Process.

i)Notwithstanding anything to the contrary in Section 3.2, the purchase, sale or other acquisition or disposition of any Company securities by Executive Officers, Designated Employees or persons or entities covered by Section 3.1(iv), including such persons’ Family Members and Related Entities, shall be pre-approved by the Securities Trading Compliance Officer. In addition, any limit order set (an instruction to buy or sell the securities at a specific price by a specific date) must expire by the close of the applicable Trading Window. A copy of an executed Securities Trading Pre-Approval Form shall be delivered to the Securities Trading Compliance Officer before the transaction instruction is placed.

ii)Notwithstanding anything the contrary in Section 3.2, the purchase, sale or other acquisition or disposition of any Company securities by Directors, shall be pre- approved as follows (each pre-approving person, an “Approver”): (i) in the case of the Chairman of the Board, or such person’s Family Members and Related Entities, approved by the Securities Trading Compliance Officer and (ii) in the case of Directors other than the Chairman of the Board, or such persons’ Family Members and Related Entities, approved by the Securities Trading Compliance Officer. Transactions must be pre-approved through the completion of a Securities Trading Pre-Approval Form executed by the Approvers and transacting Director as set forth in the immediately preceding paragraph (a). A copy of the executed Securities Trading Pre-Approval Form shall be delivered to the Securities Trading Compliance Officer before the transaction instruction is placed.

3.4    Gifts of Company Securities.

Gifts of Company securities are subject to the restrictions of this Policy. You may not gift Company securities to others while in possession of material non-public information, and Directors, Executive Officers, persons covered by Section 3.1(iv) and Designated Employees must comply with the applicable blackout and pre-approval requirements described in Section 3.

4.EXCEPTIONS
4.a.Exceptions.

Subject to applicable law and regulation, the prohibitions in Sections 2.3(a) and 3.2 on purchases, sales or other acquisitions and dispositions of Company securities do not apply to:

i.exercises of share options or other equity awards that would otherwise expire or the surrender of shares to the Company Group in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case, in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Director or Employee is aware of material non-public information or, in the case of someone who is subject to Section 3, during a Blackout Period or outside a Trading Window;

ii.acquisitions or dispositions of Company ordinary shares under any future Company Group sponsored pension plan that are made pursuant to standing instructions not entered into or modified while the Director or Employee is aware of material non-public information or, in the case of someone who is subject to Section 3, during a Blackout Period or outside a Trading Window, in each case, subject to applicable law;

iii.automatic periodic purchases through payroll deduction of Company ordinary shares under the Employee Share Purchase Plan (“ESPP”) pursuant to an election made at the time of enrollment or resulting from the reinvestment of dividends paid on Company securities, respectively, in each case, pursuant to the terms and conditions of the ESPP. However, notwithstanding Section 4.1(iv) below, the trading restrictions under this Policy do apply to voluntary transactions under the ESPP, including: (1) the initial election to enroll in the ESPP for any enrollment period, (2) any election to increase or decrease the amount of automatic period contributions through payroll deduction to the ESPP, (3) any election to cease payroll deductions altogether and withdraw any accumulated funds, and (4) sales of Company ordinary shares that were purchased under the ESPP;

iv.other purchases of securities from the Company Group or sales of securities to the Company Group;

v.the grant or award of share options, restricted share units, restricted share or share appreciation rights by the Company (this includes the vesting, cancellation or forfeiture of share options, restricted share units, restricted share or share appreciation rights in accordance with applicable plans and agreements); provided, however, that the securities so acquired may not be sold except pursuant to the exception described in clause (i) of this Section 4;

vi.the exercise of share options for cash under the Company’s share option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of share options in a share-for-share exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (1) the sale of any securities issued upon the exercise of a share option, (2) a cashless exercise of a share option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (3) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option;

vii.a change in the number of securities held as a result of a share split or share dividend applying equally to all securities of a class, or similar transactions;

viii.transactions that involve merely a change in the form in which the securities are owned (e.g., a transfer of shares to an inter vivos trust of which the transferor is the sole beneficiary during his or her lifetime); and

ix.acquisitions or dispositions of Company ordinary shares under a pre-existing trading plan adopted pursuant to Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended.

For the avoidance of doubt, in accordance with Section 3.3, the prior approval of the Securities Trading Compliance Officer or Approvers, as the case may be, shall be required for transactions pursuant to the exceptions set forth in this Section 4.1. Any other exception from this Policy must be approved by the Chief Legal Officer, or such other person designated by the Chief Legal Officer.

4.b.Underwritten Public Offering.

Nothing in this Policy is intended to limit the ability of any person to sell Company securities as a selling shareholder in an underwritten public offering pursuant to an effective registration statement, provided that such sale is made in accordance with applicable securities laws.

5.PENALTIES FOR VIOLATION
Violation of any of the foregoing rules is grounds for disciplinary action by the Company Group, including, but not limited to, termination of employment. In addition, insider trading can also result in administrative, civil or criminal proceedings, which can result in significant fines and civil penalties, disbarment from service as an officer or director of a public company or imprisonment.

6.COMPANY ASSISTANCE AND EDUCATION
The Securities Trading Compliance Officer is available to Directors and Employees to provide assistance and education, and otherwise advise as to the applicability of this Policy and associated laws and regulations concerning trading in securities and individual reporting obligations.

7.LIMITATION ON LIABILITY
The Company Group, the Securities Trading Compliance Officer, the Chief Financial Officer, the Chief Legal Officer and the Company Group’s other Employees and Directors will neither have any liability for any delay in reviewing, or refusal of, a request to allow a transaction submitted for approval pursuant to this Policy, including Section 2.5, nor do such persons assume any liability for the consequences of such transaction to the person engaging in such transaction.

Annex A
Acknowledgement

The undersigned hereby acknowledges receipt of the attached Insider Trading Policy of The Bank of N.T. Butterfield & Son Limited. By signing below, the undersigned agrees to strictly comply with the requirements of the Insider Trading Policy and represents that:

a.the undersigned has read the Insider Trading Policy;

b.the undersigned understands the requirements of and will fully comply with the Insider Trading Policy; and

c.if the undersigned is contemplating a transaction, directly or indirectly, involving or with reference to any Company securities and is unsure of the applicability of the Insider Trading Policy, he or she will contact the Securities Trading Compliance Officer prior to executing the transaction to determine if he or she may properly proceed.

_____________________________________

(Signature)

_____________________________________

(Printed Name)

_____________________________________

(Date)

Please acknowledge receipt of the attached Insider Trading Policy by signing and dating this acknowledgment and returning it to the Securities Trading Compliance Officer.